EXHIBIT 23


                    Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 2-57924, No. 33-54158, and No. 33-51655) of Quaker Chemical Corporation of our report dated February 13, 1997 appearing on page 31 of the 1996 Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K.



PRICE WATERHOUSE LLP

Philadelphia, PA
March 27, 1997